SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) October 20, 2000

                               ANTEON CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Virginia                 333-84835                  54-1023915
----------------------------    ----------------          -------------------
(State or other jurisdiction    (Commission File            (IRS Employer
      of incorporation)              Number)              Identification No.)

                                 (703) 246-0200
               ---------------------------------------------------
               (Registrants telephone number, including area code)

                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

                       ANTEON CORPORATION AND SUBSIDIARIES
           (A Majority-Owned Subsidiary of Azimuth Technologies, Inc.)

Item 7. Financial Statements and Exhibits

      (a) In accordance with Item 7 (a) (4) of Form 8-K, and because it was impractical to provide the required financial statements for the acquired business at the time the Company's current report on Form 8-K dated October 20, 2000 was filed, the Audited Consolidated Financial Statements for Sherikon, Inc. as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 and related Independent Auditors' Report thereon, and the Unaudited Balance Sheet as of June 30, 2000 and Statements of Income for the six month period ended June 30, 2000 and 1999 are being filed as part of this Form 8-K/A beginning on page 4.

      (b) In accordance with Item (7) (b) (2) of Form 8-K, and because it was impractical to provide the required proforma financial information relative to the acquired business at the time the Company's current report on Form 8K dated October 20, 2000 was filed, the Unaudited Proforma Condensed Consolidated Statements of Income, Unaudited Proforma Condensed Consolidated Balance Sheet, and Notes to Unaudited Proforma Condensed Consolidated Financial Statements are being filed as part of this Form 8-K/A beginning on page 19.

      (c) Exhibits.

          Exhibit No.  Document

              2 Stock Purchase Agreement dated as of October 20, 2000, by and among Anteon Corporation, Sherikon Inc. and the shareholders of Sherikon, Inc. (incorporated by reference to the registrant's current report on Form 8K as filed November 6, 2000 (Commission File No. 333-84835).

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                             ANTEON CORPORATION


Date: November 13, 2000                      By:
                                                 -------------------------------
                                                 Joseph M. Kampf
                                                 President and
                                                 Chief Executive Officer


Date: November 13, 2000                      By:
                                                 -------------------------------
                                                 Carlton B. Crenshaw
                                                 Sr. Vice President of Finance
                                                 and Administration and
                                                 Chief Financial Officer

                          Independent AuditorS' REPORT

To the Board of Directors
SHERIKON, Inc.
Chantilly, Virginia

We have audited the accompanying consolidated balance sheets of SHERIKON, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SHERIKON, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                  Keller, Bruner & Company, LLP

February 24, 2000
Bethesda, Maryland

SHERIKON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                    Years Ended December 31,              Six Months Ended June 30,
                                        --------------------------------------------    ----------------------------
                                             1997            1998            1999            1999            2000
                                         ----------------------------------------------------------------------------
                                                                                         (Unaudited)     (Unaudited)
Contract revenue                         $ 72,353,170    $ 71,796,011    $ 62,719,045    $ 31,439,647    $ 33,149,458
                                         ----------------------------------------------------------------------------

Direct contract costs:
  Direct labor                             27,507,842      27,191,323      22,780,696      11,409,513      12,430,333
  Direct subcontractors                     9,568,779       8,990,349       6,925,619       3,518,919       4,102,174
  Other direct costs                       12,964,495      12,388,257       9,165,950       4,624,958       4,123,310
                                         ----------------------------------------------------------------------------
                                           50,041,116      48,569,929      38,872,265      19,553,390      20,655,817
                                         ----------------------------------------------------------------------------

            Gross profit                   22,312,054      23,226,082      23,846,780      11,886,257      12,493,641

Indirect expenses                          19,130,084      21,023,697      19,302,673       9,713,603      10,310,595
                                         ----------------------------------------------------------------------------

            Operating income                3,181,970       2,202,385       4,544,107       2,172,654       2,183,046
                                         ----------------------------------------------------------------------------

Interest income                                16,963          42,852         200,923          69,546         121,767
Interest expense                             (401,382)       (388,781)       (220,865)       (123,621)       (148,721)
                                         ----------------------------------------------------------------------------
                                             (384,419)       (345,929)        (19,942)        (54,075)        (26,954)
                                         ----------------------------------------------------------------------------

            Income before income taxes
              and net insurance
              proceeds                      2,797,551       1,856,456       4,524,165       2,118,579       2,156,092

Provision for income taxes                 (1,088,000)       (727,000)     (1,730,000)       (837,000)       (828,000)
Net insurance proceeds                             --              --       2,110,000       2,110,000              --
                                         ----------------------------------------------------------------------------

            Income from continuing
              operations                    1,709,551       1,129,456       4,904,165       3,391,579       1,328,092

Loss from discontinued operations
  Net of income tax benefit                  (325,729)       (572,023)             --              --              --
                                         ----------------------------------------------------------------------------

            Net income                   $  1,383,822    $    557,433    $  4,904,165    $  3,391,579    $  1,328,092
                                         ============================================================================

See Notes to Consolidated Financial Statements.

SHERIKON, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                    December 31,
                                             -------------------------     June 30,
ASSETS                                           1998          1999          2000
-------------------------------------------------------------------------------------
                                                                          (Unaudited)
Current Assets
    Cash                                     $   393,912   $ 4,238,484   $ 4,199,498
    Accounts receivable - contracts           15,445,452    13,426,676    14,798,142
    Prepaid expenses and other                   350,074       351,652       219,734
    Prepaid income taxes                         309,140         1,870        24,653
    Deferred tax benefits                         35,065       819,933       819,933
                                             ---------------------------------------
                    Total current assets      16,533,643    18,838,615    20,061,960
                                             ---------------------------------------

Property and Equipment
    Office equipment and furniture             1,051,771     1,098,515     1,096,118
    Other property                               246,286       316,252       348,555
    Shop equipment                               101,953       216,075       216,075
                                             ---------------------------------------
                                               1,400,010     1,630,842     1,660,748
        Less accumulated depreciation            980,525     1,193,239     1,270,588
                                             ---------------------------------------
                                                 419,485       437,603       390,160
                                             ---------------------------------------
Other Assets
    Notes receivable - stockholder               235,000       235,000       235,000
    Deposits and other                           324,522       447,491       485,972
    Cash surrender value of life insurance       232,769        56,761        56,761
    Deferred tax benefits                        162,800        61,200        61,200
                                             ---------------------------------------
                                                 955,091       800,452       838,933
                                             ---------------------------------------
                                             $17,908,219   $20,076,670   $21,291,053
                                             =======================================

See Notes to Consolidated Financial Statements.

                                   (Continued)

                                                         December 31,
LIABILITIES AND                                  -------------------------     June 30,
  STOCKHOLDERS' EQUITY                               1998          1999          2000
-----------------------------------------------------------------------------------------
                                                                              (Unaudited)
Current Liabilities
    Note payable - line of credit                $ 5,682,928   $ 2,892,524   $ 3,445,180
    Accounts payable                               2,101,388     1,857,164     1,611,914
    Accrued expenses                               5,883,027     6,145,639     5,693,980
    Income taxes payable                                  --       300,321       317,413
                                                 ---------------------------------------
                    Total current liabilities     13,667,343    11,195,648    11,068,487
                                                 ---------------------------------------

Deferred Compensation                                448,530       184,511       197,963
                                                 ---------------------------------------

Stockholders' Equity
    Common stock; no par value;
      1,000 shares authorized;
      970 shares issued                                4,093         4,093         4,093
    Retained earnings                              3,848,253     8,752,418    10,080,510
                                                 ---------------------------------------
                                                   3,852,346     8,756,511    10,084,603
        Less cost of 30 shares of
          treasury stock                              60,000        60,000        60,000
                                                 ---------------------------------------
                    Total stockholders' equity     3,792,346     8,696,511    10,024,603
                                                 ---------------------------------------

                                                 $17,908,219   $20,076,670   $21,291,053
                                                 =======================================

SHERIKON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Years Ended December 31,             Six Months Ended June 30,
                                            ------------------------------------------   --------------------------
                                                1997           1998           1999           1999           2000
-------------------------------------------------------------------------------------------------------------------
                                                                                         (Unaudited)    (Unaudited)
Cash Flows from Operating Activies
  Net income                                $ 1,383,822    $   557,433    $ 4,904,165    $ 3,391,579    $ 1,328,092
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
       Net proceeds from life insurance              --             --     (2,110,000)    (2,110,000)            --
       Depreciation and amortization            449,095        682,658        234,832        123,878         77,349
       Provision for deferred income
         taxes                                 (177,430)       138,000       (683,268)            --             --
       (Gain) loss on disposal of
         property and euipment                    3,310         (8,019)         7,791          1,033          2,666
       Loss on disposal of inventory                 --         82,752             --             --             --
       Changes in assets and liabilities
            Accounts receivable              (2,107,781)        96,151      2,018,776      3,849,631     (1,371,466)
            Prepaid expenses and other           71,094       (159,755)        (1,578)       107,765        131,918
            Pepaid income taxes                  86,957       (293,833)       307,270        118,394        (22,783)
            Inventory                            86,004             --             --             --             --
            Deposits and other                  (29,448)       (73,767)      (122,969)       (68,635)       (38,481)
            Accounts payable                     67,751     (1,646,171)      (223,873)      (650,176)      (245,250)
            Accrued expenses                  2,001,318        531,944        262,612       (447,886)      (451,662)
            Income taxes payable               (298,477)      (100,290)       300,321             --         17,092
            Deferred revenue                   (271,815)            --             --             --             --
            Deferred compensation                88,858         71,234       (264,019)      (273,335)        13,452
                                            -----------------------------------------------------------------------
            Net cash provided by (used
             in) operating activities         1,353,258       (121,663)     4,630,060      4,042,248       (559,073)
                                            -----------------------------------------------------------------------

Cash Flows from Investing Activities
       Disbursement of notes receivable-
        stockholder                              (5,000)       (70,000)            --             --             --
       Net proceeds from (increase in)
        cash surrender value of life
        insurance                               (39,315)       (69,398)     2,286,008      2,286,008             --
       Purchase of property and
        equipment                              (272,579)      (220,214)      (260,741)       (49,803)       (32,572)
       Proceeds from sale of property and
        equipment                                    --        427,500             --             --             --
                                            -----------------------------------------------------------------------
               Net cash provided by (used
                in) investing activities       (316,894)        67,888      2,025,267      2,236,205        (32,572)
                                            -----------------------------------------------------------------------

                                   (Continued)

SHERIKON, INC. AND SUBSIDIARIES

                                                      Years Ended December 31,             Six Months Ended June 30,
                                             ------------------------------------------   --------------------------
                                                 1997           1998           1999           1999          2000
--------------------------------------------------------------------------------------------------------------------
                                                                                           (Unaudited)   (Unaudited)
Cash Flows from Financing Activities
       Net borrowings (payments) on
         line of credit                         (819,149)       145,332     (2,790,404)    (2,813,080)       552,659
       Principal payments under capital
         leases                                 (110,709)      (555,089)       (10,351)        (7,147)            --
       Principal payments on notes
         payables                                (52,549)       (25,791)       (10,000)            --             --
                                             -----------------------------------------------------------------------
                   Net cash provided by
                     (used in) financing
                     activities                 (982,407)      (435,548)    (2,810,755)    (2,820,227)       552,659
                                             -----------------------------------------------------------------------
                   Net increase (decrease)
                     in cash                      53,957       (489,323)     3,844,572      3,458,226        (38,986)

Cash
       Beginning                                 829,278        883,235        393,912        393,912      4,238,484

                                             -----------------------------------------------------------------------
       Ending                                $   883,235    $   393,912    $ 4,238,484    $ 3,852,138    $ 4,199,498
                                             =======================================================================
Supplemental Disclosures of Cash
  Flow Information:
       Cash payments (refunds) for:
            Interest                         $   478,835    $   412,574    $   219,370    $   123,621    $   148,721
                                             =======================================================================

            Taxes paid                       $   552,560    $   482,917    $ 1,225,530    $   437,000    $   829,500
                                             =======================================================================

            Taxes received                   $  (142,768)   $   (15,307)   $  (134,364)   $  (114,527)   $   (18,592)
                                             =======================================================================

See Notes to Consolidated Financial Statements.

SHERIKON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       Common       Retained      Treasury
                                        Stock       Earnings        Stock         Total
------------------------------------------------------------------------------------------
Balance, December 31, 1996          $     4,903   $ 1,906,998   $   (60,000)   $ 1,851,091

Net income                                   --     1,383,822            --      1,383,822
                                    ------------------------------------------------------

Balance, December 31, 1997                4,093     3,290,820       (60,000)     3,234,913

Net income                                   --       557,433            --        557,433
                                    ------------------------------------------------------

Balance, December 31, 1998                4,093     3,848,253       (60,000)     3,792,346

Net income                                   --     4,904,165            --      4,904,165
                                    ------------------------------------------------------

Balance, December 31, 1999                4,093     8,752,418       (60,000)     8,696,511

Net income for the six months
  ended June 30, 2000 (Unaudited)            --     1,328,092            --      1,328,092
                                    ------------------------------------------------------

Balance at June 30, 2000
  (Unaudited)                       $     4,093   $10,080,510   $   (60,000)   $10,024,603
                                    ======================================================

See Notes to Consolidated Financial Statements.

SHERIKON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: SHERIKON, Inc. (the Company), is a professional services firm with the majority of its revenue derived from U.S. Government contracts.

A summary of the Company's significant accounting policies follows:

Principles of consolidation: The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries, SHERIKON Space Systems, Inc., which was incorporated on September 30, 1993, and South Texas Ship Repair, Inc., which was incorporated on May 29, 1996. All significant intercompany accounts and transactions are eliminated in consolidation. As discussed more thoroughly in Note 9, the Company's Precision Metals division is presented as discontinued operations.

Revenue and cost recognition: Revenue on cost-plus-fee contracts is recognized to the extent of reimbursable contract costs incurred, plus the fee earned. Services performed which have been authorized, but which may not be currently billable, are burdened with operational overhead and general and administrative expenses, and shown as unbilled costs. Revenue on firm-fixed-price contracts is recognized on the percentage of completion method based on the relationship that contract costs incurred to date bear to management's estimate of total contract costs. Revenue on time and material contracts is recognized at contractual rates as labor hours and material costs are incurred. Revenue derived from contracts awarded to the Company while under the 8(a) program is approximately $14.2 million, $8.0 million and $3.3 million in 1997, 1998 and 1999, respectively. The Company graduated from the 8(a) program in 1994. Revenue under the 8(a) program contracts for the six months ended June 30, 1999 and 2000 was approximately $4.9 and $1.9 million (unaudited), respectively.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The Company's United States Government contracts (approximately 96%, 98% and 97% of total revenue for 1997, 1998 and 1999, respectively) are subject to government audit of direct and indirect costs. All such incurred cost audits have been completed through December 31, 1996. Management does not anticipate any material adjustments to the financial statements in subsequent periods as a result of final settlement of these contracts.

Accounts receivable: In accordance with industry practice, accounts receivable relating to long-term contracts are classified as current assets, although an indeterminable portion of the amounts is not expected to be realized within one year.

Income taxes: Provision for deferred income taxes are provided on a liability method, whereby, deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

SHERIKON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Property and equipment: Property and equipment are recorded at cost. Depreciation is provided using both straight-line and accelerated methods at rates calculated to amortize the cost of the applicable assets over estimated useful lives of three to seven years.

Software-related product costs: The Company capitalized certain development costs of software-related products after technological feasibility and marketability had been demonstrated. In August 1997, these products were completed. The capitalized costs were being amortized over their estimated economic useful lives. Based upon the Company's evaluation of the recoverability of these costs, the net book value of the capitalized costs in the amount of $359,416, was written off in 1998.

Financial credit risk: The Company maintains its cash in bank deposit accounts which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain reclassifications have been made to prior years' financial statements, in order for them to conform to the current presentation.

Interim financial information: The accompanying unaudited financial information for the six months ended June 30, 1999 and 2000, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. All references to amounts at June 30, 2000, and the six month periods ended June 30, 1999 and 2000, are unaudited.

SHERIKON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2. Accounts Receivable - Contracts

Accounts receivable as of December 31, 1998 and 1999 and June 30, 2000, consist of the following:

                                                                             June 30,
                                                   1998          1999          2000
--------------------------------------------------------------------------------------
                                                                           (Unaudited)
Amounts billed                                 $11,340,394   $10,202,145   $12,007,550
Unbilled receivables                             4,249,640     3,224,531     2,790,592
                                               ---------------------------------------
                                                15,590,034    13,426,676    14,798,142
        Less provision for doubtful accounts       144,582            --            --
                                               ---------------------------------------
                                               $15,445,452   $13,426,676   $14,798,142
                                               =======================================

Unbilled accounts receivable as of 1998 and 1999 consist primarily of work performed in December and billed in January.

Note 3. Notes Receivable - Stockholder

The primary stockholder borrowed $235,000 from the Company. The borrowings are evidenced by notes, which are unsecured, due upon demand, and accrue interest at 5.5% per annum.

Note 4. Note Payable - Line of Credit

The Company's current loan agreement was entered into in October 1996 and amended October 1999. The loan agreement covers the consolidated Companies of SHERIKON, Inc. Under this agreement, the line of credit is secured by substantially all assets of the Company, is payable upon demand, and carries interest at Libor, plus 1.75%. The interest rate at December 31, 1999, was 8.229%. The maximum amount available on this line of credit is 90% of eligible billed government receivables, and 80% of eligible billed commercial receivables of SHERIKON, Inc. and SHERIKON Space Systems, Inc. If approved by the lender and in its sole discretion, 80% of the eligible billed commercial receivables of South Texas Ship Repair, Inc. may be included in the borrowing base. The borrowing base is also reduced by the face amounts of any letters of credit for the borrowers. The total of all loans outstanding at any time may not exceed $8,500,000. The loan expires in December 2000.

The balance outstanding on the line of credit at December 31, 1998 and 1999, was $5,682,928 and $2,892,524, respectively.

SHERIKON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 5. Income Taxes

The provision (benefit) for income taxes charged to operations for the years ended December 31, 1997, 1998 and 1999, consist of the following:

                                         1997          1998           1999
-----------------------------------------------------------------------------
Current:
    Federal tax expense             $ 1,060,000    $   490,800    $ 1,694,338
    State tax expense                   205,430         98,200        341,662
                                    -----------------------------------------
                                      1,265,430        589,000      2,036,000
                                    -----------------------------------------

Deferred:
    Federal tax expense (benefit)      (148,680)       115,000       (254,650)
    State tax expense (benefit)         (28,750)        23,000        (51,350)
                                    -----------------------------------------
                                       (177,430)       138,000       (306,000)
                                    -----------------------------------------
                                    $ 1,088,000    $   727,000    $ 1,730,000
                                    =========================================

Net deferred tax amounts as of December 31, 1998 and 1999, consist of the following:

                                                      1998               1999
-------------------------------------------------------------------------------
Deferred tax liabilities:
    Property and equipment                        $    (7,952)      $    (9,380)
    Prepaid expenses                                  (15,927)          (33,454)
    Contractually unbillable                         (535,582)         (286,174)
                                                  -----------------------------
                                                     (559,461)         (329,008)
                                                  -----------------------------

Deferred tax assets:
    Accrued vacation and salaries                     197,979           226,602
    Deferred compensation                             170,735            70,566
    Accrued expenses                                  367,676           912,973
    Receivable reserves                                20,936                --
                                                  -----------------------------
                                                      757,326         1,210,141
                                                  -----------------------------
                                                  $   197,865       $   881,133
                                                  =============================

SHERIKON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 5. Income Taxes (Continued)

The deferred tax amounts mentioned above have been classified on the accompanying consolidated balance sheets as of December 31, 1998 and 1999, as follows:

                                                       1998               1999
--------------------------------------------------------------------------------
Current assets                                       $ 35,065           $819,933
Non-current assets                                    162,800             61,200
                                                     ---------------------------
                                                     $197,865           $881,133
                                                     ===========================

A reconciliation of the income tax provision and the amount computed by applying the statutory U.S. and state income tax rates for the years ended December 31, 1997, 1998 and 1999, is as follows:

                                                   1997          1998         1999
-------------------------------------------------------------------------------------
Amount at statutory U.S. rate                  $  772,000    $  318,000    $1,538,000
State taxes net of U.S. tax benefit                92,000        40,000       180,000
Expenses not deductible for tax purposes and
  miscellaneous reconciling items                  24,000        20,000        12,000
                                               --------------------------------------
                                               $  888,000    $  378,000    $1,730,000
                                               ======================================

Effective tax rate                                  39.10%        40.40%        38.20%

The income tax expense recorded for the six months ended June 30, 1999 and June 30, 2000 (unaudited), was based on the Parent's effective tax rate for 1998 and 1999.

Note 6. Depreciation and Amortization

Depreciation and amortization charged to expense for the years ended December 31, 1997, 1998 and 1999, is as follows:

                                             Estimated
Asset Category                             Useful Lives      1997           1998           1999
---------------------------------------------------------------------------------------------------
Office equipmemt and furniture              3 - 5 years  $    171,386   $    182,640   $    152,087
Office Property                             2 - 7 years        40,199         43,518         51,063
Shop equipment                              3 - 5 years       137,510         97,084         31,682
                                                         ------------------------------------------
                                                              349,095        323,242        234,832
Software related products                       5 years       100,000        359,416              -
                                                         ------------------------------------------
                                                         $    449,095   $    682,658   $    234,832
                                                         ==========================================

SHERIKON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 7. Profit Sharing Plan

The Company maintains a defined contribution profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. All employees completing 500 hours and three consecutive months of service, and who are age 21 or older are eligible to participate. The plan provides for a discretionary contribution by the Company determined by the Board of Directors based primarily on earnings. Employees are vested in the discretionary contributions in accordance with a graded vesting schedule, and are fully vested after five years of participation. Discretionary contributions were $455,872, $351,170 and $334,438 for the years ended December 31, 1997, 1998 and 1999, respectively.

Note 8. Leasing Arrangements

The Company leases all of its office space and rents equipment under lease agreements which expire through 2011. Some of these leases are subject to increases due to adjustments in the Consumer Price Index, operating costs and real estate taxes. The minimum annual lease payments under noncancelable agreements accounted for as operating leases, are as follows:

Years ending December 31,
--------------------------------------------------------------------------------
2000                                                                  $2,261,910
2001                                                                   1,688,940
2002                                                                   1,209,833
2003                                                                   1,037,764
2004                                                                     840,384
Thereafter                                                             2,325,202
                                                                      ----------
                                                                      $9,364,033
                                                                      ==========

Total rent expense of $3,184,670, $3,076,230 and $2,180,891 was charged to operations for the years ended December 31, 1997, 1998 and 1999, respectively.

Note 9. Discontinued Operations

On March 1, 1995, the Company purchased the inventory of Modern Metal Manufacturing, Inc. The purchase resulted in $420,349 of intangible asset. In 1996, the unamortized balance of the intangible asset, in the amount of $396,996 was charged to amortization expense. This operation was renamed SHERIKON Precision Metals.

SHERIKON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 9. Discontinued Operations (Continued)

In September 1998, the Company decided to discontinue operations of the Precision Metals division. Accordingly, the operating results of the division have been segregated from continuing operations and reported as a separate line item on the Consolidated Statements of Income. The Company has restated its prior financial statements to present the operating results of Precision Metals as discontinued operations. The Company either sold or disposed of all property and equipment of the line of business during September and October of 1998. The estimated loss from operations and on disposal of the discontinued operations, are as follows:

                                                           1997         1998        1999
----------------------------------------------------------------------------------------
Operating loss, net of income tax benefit of $200,000
   and $292,000 for 1997 and1998                        $(325,729)   $(478,862)   $   --

Loss on disposal, net of income tax benefit of $0 and
  $57,000 in 1997 and 1998                                     --      (93,161)       --
                                                        --------------------------------
        Loss from discontinued operations               $(325,729)   $(572,023)   $   --
                                                        ================================

Note 10. Deferred Compensation

The Company currently has a deferred compensation agreement with one key employee. The agreement requires the Company to pay the employee $113,379 per year for 15 years upon attainment of age sixty-five. Upon Company approval, benefits at a reduced percentage will be provided in the event of early retirement, or if the employee becomes disabled. If employment is terminated for any reason, the employee is entitled to benefits based upon a vesting schedule.

The agreement further stipulates that the entire benefit will be provided to the designated beneficiaries upon the death of the employee. The present value of the estimated liability under the agreement is being accrued over the expected remaining years of employment. The Company is the owner and beneficiary of one life insurance policy, with a face amount totaling $411,000 on the life of the above-mentioned employee, which will fund the potential benefits owed by the Company.

As more fully described in Note 11, a deferred compensation agreement became payable in 1999 as the result of the death of Edward R. Fernandez.

The deferred compensation expense for the years ended December 31, 1997, 1998 and 1999, was $88,858, $71,234 and $26,907, respectively, which are the payments that would be required to fund the present value of the benefits discounted at 7.5%. The plan does not qualify under the Internal Revenue Code and therefore, tax deductions are allowable only when the benefits are paid.

SHERIKON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 10. Deferred Compensation (Continued)

The Company also provided one of its executives with a split dollar life insurance policy whereby the Company paid the premiums on the executive's behalf. The cumulative premiums paid were $120,000, $212,430 and $277,450, at December 31, 1997, 1998 and 1999, respectively. The amount of cumulative premiums will be reimbursed to the Company from proceeds from the insurance policy or its cash surrender value.

Note 11. Net Insurance Proceeds

On January 31, 1999, Edward R. Fernandez, SHERIKON, Inc.'s founder, President, and Chief Executive Officer, died in the crash of his private airplane. SHERIKON, Inc. maintained various life insurance policies on Mr. Fernandez and had a deferred compensation agreement which became payable in April 1999, as a lump sum payment to Mr. Fernandez's wife. The after tax proceeds from the insurance policies, less the present value of the deferred compensation obligation, net of its tax benefit, was approximately $2,110,000.

Note 12. Litigation

The Company is involved in various legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that any potential liability, arising from these claims against the Company, not covered by insurance, would be minimal.

                          UNAUDITED PROFORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

      The unaudited proforma condensed consolidated financial information has been prepared by Anteon's management and gives effect to the acquisition of Analysis & Technology, Inc. (A&T) completed on June 23, 1999, the acquisition of Sherikon, Inc. (Sherikon) completed on October 20, 2000, the offering of the initial senior subordinated notes completed on May 11, 1999, the initial borrowing under the new credit facility on June 23, 1999, the repayment of amounts outstanding under the old credit facility on June 23, 1999 and the repayment of all of the outstanding indebtedness of A&T and Sherikon on June 23, 1999, and October 20, 2000, respectively.

      The unaudited proforma condensed consolidated statement of operations for the year ended December 31, 1999, has been prepared to give effect to the A&T and Sherikon acquisitions as if they had occurred on January 1, 1999. The unaudited proforma condensed consolidated statement of operations for the six-month period ended June 30, 2000, has been prepared to give effect to the Sherikon acquisition as if it had occurred as of January 1, 1999. The unaudited proforma condensed consolidated balance sheet as of June 30, 2000, has been prepared to give effect to the Sherikon acquisition as if it had occurred as of June 30, 2000.

      The proforma adjustments, which are based on available information and certain assumptions that Anteon believes are reasonable under the circumstances, are applied to the historical financial statements of Anteon, A&T and Sherikon. The acquisitions are accounted for under the purchase method of accounting. Anteon's allocation of the A&T purchase price is based upon independent appraisals and other studies completed subsequent to the A&T acquisition. Anteon's allocation of the Sherikon purchase price is based upon the preliminary estimated fair value of assets acquired and liabilities assumed. The purchase price allocations for the Sherikon acquisition reflected in the accompanying unaudited proforma condensed consolidated financial statements may be different from the final allocation of the purchase price, which will occur upon completion of an independent appraisal and other studies, and any such differences may be material.

      The accompanying unaudited proforma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for Anteon, A&T and Sherikon. The unaudited proforma condensed consolidated financial information is provided for informational purposes only and do not purport to represent what Anteon's financial position or results of operations would actually have been had the acquisitions occurred on such dates or to project Anteon's results of operations or financial position for any future period.

                               Anteon Corporation
        Unaudited Proforma Condensed Consolidated Statement of Operations
                                 (in thousands)

                                                                               Year ended December 31, 1999
                                                             ------------------------------------------------------------
                                                             Historical      Historical  Proforma Acquisition   Proforma
                                                              Anteon(a)        A&T(b)        Adjustments         Anteon
                                                             ------------------------------------------------------------
Revenues                                                     $ 400,850       $  90,097             --          $ 490,947
Costs of revenues                                              353,245          76,444             --            429,689
                                                             ------------------------------------------------------------

            Gross profit                                        47,605          13,653             --             61,258

Operating Expenses:
 General and administrative expenses                            25,610           7,312           (292)(d)         32,630
 Amortization of noncompete agreements                             909              --             --                909
 Goodwill amortization                                           3,440             579            515(f)           4,534
 Intangible Amortization                                            --              --          1,717(h)           1,717
 Costs of acquisitions/acquisition related severance costs       2,316             638             --              2,954
                                                             ------------------------------------------------------------

            Total operating expenses                            32,275           8,529          1,940             42,744
                                                             ------------------------------------------------------------

            Operating income                                    15,330           5,124         (1,940)            18,514

Other income                                                    (2,585)             --             --             (2,585)
Interest expense, net of interest income                        16,042              93          5,860(j)          21,995

Minority interest in earnings of subsidiary                         40              --             --                 40
                                                             ------------------------------------------------------------

Income (loss) before provision for income taxes                  1,833           5,031         (7,800)              (936)

Provision for income taxes                                       1,543           2,240         (2,839)(l)            944
                                                             ------------------------------------------------------------

            Net income (loss)                                $     290       $   2,791      $  (4,961)         $  (1,880)
                                                             ============================================================

                                                                               Year ended December 31, 1999
                                                             ---------------------------------------------------------
                                                                    Historical    Proforma Acquisition      Proforma
                                                                    Sherikon(c)       Adjustments         Consolidated
                                                             ---------------------------------------------------------
Revenues                                                           $  62,719                --             $ 553,666
Costs of revenues                                                     38,872                --               468,561
                                                             ---------------------------------------------------------

            Gross profit                                              23,847                --                85,105

Operating Expenses:
 General and administrative expenses                                  19,303            (1,939)(e)            49,994
 Amortization of noncompete agreements                                    --                --                   909
 Goodwill amortization                                                    --             1,077(g)              5,611
 Intangible Amortization                                                  --               257(i)              1,974
 Costs of acquisitions/acquisition related severance costs                --                --                 2,954
                                                             ---------------------------------------------------------

            Total operating expenses                                  19,303              (605)               61,442
                                                             ---------------------------------------------------------

            Operating income                                           4,544               605                23,663

Other income                                                              --                --                (2,585)
Interest expense, net of interest income                                  20             2,802(k)             24,817

Minority interest in earnings of subsidiary                               --                --                    40
                                                             ---------------------------------------------------------

Income (loss) before provision for income taxes                        4,524            (2,197)                1,391

Provision for income taxes                                             1,730              (368)(l)             2,306
                                                             ---------------------------------------------------------

            Net income (loss)                                      $   2,794      $     (1,829)            $    (915)
                                                             =========================================================

See accompanying notes to unaudited proforma consolidated financial information.

                               Anteon Corporation
        Unaudited Proforma Condensed Consolidated Statement of Operations
                                 (in thousands)

                                                                      Six Months Ended June 30, 2000
                                                     -------------------------------------------------------------
                                                                                      Proforma
                                                     Historical      Historical      Acquisition        Proforma
                                                       Anteon       Sherikon (c)     Adjustments      Consolidated
                                                     -------------------------------------------------------------
Revenues                                             $ 255,984       $  33,150             --          $ 289,134
Costs of revenues                                      222,608          20,656             --            243,264
                                                     -------------------------------------------------------------

            Gross profit                                33,376          12,494             --             45,870

Operating Expenses:
  General and administrative expenses                   18,690          10,311           (970)(e)         28,031
  Amortization of noncompete  agreements                   448              --             --                448
  Goodwill amortization                                  2,204              --            539(g)           2,743
  Intangible amortization                                1,717              --            129(i)           1,846
  Costs of acquisitions                                     19              --             --                 19
                                                     -------------------------------------------------------------

            Total operating expenses                    23,078          10,311           (302)            33,087
                                                     -------------------------------------------------------------

            Operating income                            10,298           2,183            302             12,783

Other income                                                --              --             --                 --

Interest expense, net of interest income                10,744              27          1,401(k)          12,172
Minority interest in earnings of subsidiary                  2              --             --                  2
                                                     -------------------------------------------------------------

Income (loss) before provision for income taxes           (448)          2,156         (1,099)               609

Provision (benefit) for income taxes                      (261)            828            600(l)           1,167
                                                     -------------------------------------------------------------

            Net income (loss)                        $    (187)      $   1,328      $  (1,699)         $    (558)
                                                     =============================================================

See accompanying notes to unaudited proforma consolidated financial information.

The following adjustments have been reflected in the Unaudited Proforma Condensed Consolidated Statements of Operations:

(a) The historical results of operations of Anteon for the year ended December 31, 1999 exclude an extraordinary loss of $463,000 (net of taxes of $309,000) associated with the write-off of deferred financing costs related to the old credit facility.

(b)   To reflect historical results of A&T.

(c) To reflect historical results of operations of Sherikon, Inc. The historical results of operations of Sherikon for the year ended December 31, 1999 exclude $2,110,000 of net insurance proceeds received upon the death of its founder, President and Chief Executive Officer.

(d) To reflect cost savings associated with the elimination of general and administrative expenses of A&T operating as a public company, including fees payable to the board of directors of A&T.

(e) To reflect reductions in Sherikon's historical executive compensation costs, duplicate facilities costs and other costs that will be eliminated subsequent to the acquisition, as follows:

                                                Year Ended      Six Months Ended
                                             December 31, 1999   June 30, 2000
                                                ----------        ----------
                    Executive compensation      $1,277,000        $  639,000
                    Duplicate facilities           637,000           319,000
                    Other                           25,000            12,000
                                                ----------        ----------
                                                $1,939,000        $  970,000
                                                ==========        ==========

(f) To reflect the amortization of goodwill of $72,965,000 from the acquisition of A&T, determined as follows:

                                                                              Year Ended
                                                                           December 31, 1999
                                                                           -----------------
                    Incremental goodwill amortization expense from the
                      A&T acquisition for the period January 1, 1999 to
                      June 23, 1999                                          $ 1,094,000
                    Elimination of historical A&T goodwill                      (579,000)
                                                                             -----------

                          Pro forma adjustment to A&T goodwill
                          amortization expense                               $   515,000
                                                                             ===========

The acquisition of A&T was accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair values at the date of combination. Amortization expense on the goodwill from the acquisition is being amortized on a straight-line basis over 30 years.

(g) To record amortization of goodwill of $21,344,000 associated with the purchase of Sherikon. Goodwill will be amortized on a straight line basis over approximately 20 years.

                                                       Year Ended      Six Months Ended
                                                    December 31, 1999   June 30, 2000
                                                    -----------------   -------------
                    Amortization expense from the
                             acquisition               $1,077,000        $  539,000

The acquisition of Sherikon will be accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed will be recognized at their estimated fair values at the date of combination. The allocation of the Sherikon purchase price is based upon the preliminary estimated fair value of assets acquired and liabilities assumed. The purchase price allocations reflected in the accompanying unaudited proforma condensed consolidated financial statements may be different from the final allocation of the purchase price, which will occur upon completion of an independent appraisal and other studies, and any such differences may be material.

(h) To record amortization expense related to the identifiable intangible assets associated with the acquisition of A&T. The Company obtained an independent appraisal in June 2000 for the allocation of the purchase price related to the acquisition of A&T. Based upon the results of the valuation the company recorded the following intangible assets:

                                                                        Year Ended
                                                                     December 31, 1999
                                                                     -----------------
                    Workforce             $2,500,000      7 years      $  357,000
                    Contract Backlog      $6,800,000      5 years       1,360,000
                                                                       ----------
                                                                       $1,717,000
                                                                       ==========

(i) To record amortization expense related to the preliminary estimate of the fair value of identifiable intangible assets associated with the acquisition of Sherikon, as follows:

                                                                       Year Ended      Six Months Ended
                                                                   December 31, 1999    June 30, 2000
                                                                   -----------------    -------------
                    Workforce             $1,100,000      7 years      $  157,000         $   79,000
                    Contract Backlog      $  500,000      5 years         100,000             50,000
                                                                       ----------         ----------
                                                                       $  257,000         $  129,000
                                                                       ==========         ==========

(j) To reflect incremental interest expense associated with the purchase of A&T (1) the 12% Senior Subordinated Notes Due 2009, (2) initial borrowings under the new credit facility and (3) the amortization of deferred financing costs. Also reflects the elimination of interest expense associated with the old credit facility.

      The interest rates used above are the interest rates that we estimate will be applicable. The Revolving Credit Facility will bear interest at adjustable rates. An increase of 1/8% in the interest rate applicable to the Revolving Credit Facility will result in proforma interest expense of $24,872 and proforma net loss of $(948) for the year ended December 31, 1999.

(k) To record interest expense at a rate of 11.75% (the company's average incremental borrowing rate) related to the additional average borrowings of $22.1 million from the Sherikon acquisition and to record a reduction in interest income at a rate of 5.0% to reflect the use of the available cash balance of $4.1 million.

(l) To recognize Federal and state income taxes at a combined rate of 40.0%, after adjusting income (loss) before taxes for non-deductibility of goodwill amortization expense.

                               Anteon Corporation
             Unaudited Proforma Condensed Consolidated Balance Sheet
                                 (in thousands)

                                                                           As of June 30, 2000
                                                         -----------------------------------------------------------
                                                                                         Proforma
                                                         Historical       Historical    Acquisition       Proforma
                                                           Anteon        Sherikon (a)  Adjustments (b)  Consolidated
                                                         -----------------------------------------------------------
Current assets:
Cash and cash equivalents                                $   1,309       $   4,199       ($  4,115)      $   1,393
Accounts receivable, net                                   120,304          14,798              --         135,102
Prepaid expenses and other current assets                    6,549             748              --           7,297
                                                         -----------------------------------------------------------

Total current assets                                       128,162          19,745          (4,115)        143,792

Due from parent
Property and equipment, at cost, net of accumulated
   depreciation and amortization                            20,056             390              --          20,446
Goodwill, net of accumulated amortization                  122,786              --          22,884         145,170
Other Intangible Assets, net                                 7,583              --           1,600           9,183
Other assets, net                                            9,091             778              --           9,869
                                                         -----------------------------------------------------------
Total assets                                             $ 287,678       $  20,913       $  18,869       $ 328,460
                                                         ===========================================================

Liabilities and Stockholders' Equity
Current liabilities:

   Accounts Payable                                      $  19,680       $   1,612              --       $  21,292
   Accrued Expenses                                         37,827           5,694           1,244          44,765
   Other current liabilities, net                              369           3,445          (1,045)          2,769
   Business purchase consideration payable                      --              --           4,474           4,474
   Term loan facility, current portion                       2,813              --              --           2,813
                                                         -----------------------------------------------------------
Total current liabilities                                   60,689          10,751           4,673          76,113

Revolving credit Facility                                   21,600              --          22,112          43,712
Term loan Facility                                          57,187              --              --          57,187
Senior subordinated notes payable                          100,000              --              --         100,000
Business purchase consideration payable                         --              --           2,002           2,002
Noncurrent deferred tax liabilities, net                     8,349             (61)            640           8,928
Other long term liabilities                                  1,482             198             467           2,147
                                                         -----------------------------------------------------------
Total liabilities                                          249,307          10,888          29,894         290,089

Minority interest in subsidiaries                              627              --              --             627

Stockholders' equity:
Common stock                                                   178               4              (4)            178
Additional paid-in capital                                  33,038              --              --          33,038
Treasury stock                                                  (5)            (60)             60              (5)
Accumulated other comprehensive income                         (22)             --              --             (22)
Retained earnings                                            4,555          10,081         (10,081)          4,555
                                                         -----------------------------------------------------------
Total stockholders' equity                                  37,744          10,025         (10,025)         37,744

                                                         -----------------------------------------------------------
Total liabilities and stockholders' equity               $ 287,678       $  20,913       $  19,869       $ 328,460
                                                         ===========================================================

See accompanying notes to unaudited proforma consolidated financial information.

        Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

      The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

      (a) To reflect the historical financial position of Sherikon. Certain reclassifications of Sherikon's historical balance sheet accounts have been made to conform to the presentation of Anteon.

      (b) The Sherikon acquisition will be accounted for as a purchase pursuant to APB Opinion No. 16. Accordingly, the identifiable tangible and intangible assets acquired and liabilities assumed will be presented at their estimated fair values as of the date of combination. The pro forma adjustments herein are based on management's preliminary estimates of fair value. The final allocation of the purchase price will be based on an independent appraisal and other studies which, when completed, may differ materially from the preliminary purchase price allocation herein.

The purchase price paid for Sherikon is as follows:

            Cash consideration paid at closing                        $20,800,000
            Bonuses paid to Sherikon management at closing              5,005,000
            Business purchase consideration payable, discounted
            to present value at 11.75%                                  6,476,000
            Guaranteed future bonuses to management, discounted
              to present value at 11.75%                                1,512,000
            Estimated costs and expenses                                  386,000
                                                                      -----------

                        Total consideration                           $34,179,000
                                                                      ===========

The cash consideration portion of the acquisition was financed with approximately $22.1 million of draws from Anteon's revolving credit facility and approximately $4.1 million of available cash. At closing, approximately $590,000 of Sherikon debt was repaid.

The preliminary allocation of the purchase price is as follows:

            Historical net assets of Sherikon                         $11,035,000
            Accrual for termination and duplicate facilities             (200,000)
            Deferred taxes on purchase accounting adjustments            (640,000)
            Goodwill                                                   22,384,000
            Workforce                                                   1,100,000
            Contract backlog                                              500,000
                                                                      -----------

                        Total consideration                           $34,179,000
                                                                      ===========

The adjustment for the elimination of Sherikon's historical stockholders' equity in the accompanying pro forma condensed consolidated balance sheet differs from the amount described above by approximately $1,010,000 due to the timing of the acquisition.